Exhibit 11.1
Computation of Earnings Per Common Share

(In thousands, except  per share data)

                                                                                      Quarter Ended
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                                                                                April 2,         April 4,
                                                                                  2000             1999
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
Average number of common shares used in basic calculation                        25,326           30,891
Net additional shares issuable pursuant to employee stock
      option plans at period-end market price                                         -                -
Shares issuable on assumed conversion of convertible
      preferred securities                                                            -  *         7,774
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Average number of common shares used in diluted calculation                      25,326           38,665
=============================================================================================================

Net earnings                                                                  $    (537)           5,952
Distribution savings on assumed conversion of convertible
       preferred securities, net of income taxes                                      -  *         1,328
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Net earnings for computation of diluted earnings per common share             $    (537)           7,280
=============================================================================================================

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Basic earnings per common share                                               $   (0.02)            0.19
=============================================================================================================

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Diluted earnings per common share                                             $   (0.02)*           0.19
=============================================================================================================


     * Diluted earnings (loss) per share ("EPS") for the first quarter of 2000 increases from $(0.02) to $0.02 when the Convertible Preferred Securities are included in the calculation. As those shares are antidilutive, they are excluded from the computation of diluted EPS.